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                                                                    EXHIBIT 10.4

Confidential Treatment Requested; Portion Omitted Filed Separately with the Securities and Exchange Commission

                                   TALL PINES
                     EXCLUSIVE LICENSE AND ROYALTY AGREEMENT

      This Tall Pines Exclusive License and Royalty Agreement (this "Agreement") is entered into by Tall Pines Development Corporation, a Wisconsin Corporation ("Tall Pines") and The Great Lakes Companies, Inc., a Wisconsin corporation ("Great Lakes"). Tall Pines and Great Lakes are referred to collectively as the "Parties" and each individually as a "Party".

                                   BACKGROUND

      Great Lakes and Tall Pines entered into a Development Agreement (Master) dated October 5,1998 (the "Master Agreement"), as amended by Amendment to Master Agreement, dated November 8,1999, which provided for the development by Great Lakes of hotel facilities with indoor and outdoor water amenities similar to or based on those of the Black Wolf Lodge Development located in Wisconsin Dells, Wisconsin (now known as the "Great Wolf Lodge"). The Parties also entered into certain Geographic Development Agreements under the Master Agreement relating to specific Developments identified in EXHIBIT A (collectively, the "Geographic Development Agreements"). Pursuant to the Master Agreement and the Geographic Development Agreements, Tall Pines agreed, among other things, to disclose certain Confidential Information (hereinafter defined) to Great Lakes for use by Great Lakes and certain other parties in connection with the development, ownership and operation of Developments and in consideration for the disclosure of such Confidential Information, Great Lakes agreed to pay Tall Pines a fee calculated as a percentage of Revenues (hereinafter defined) earned by the Development(s).

      The Parties now wish to terminate the Master Agreement and the Geographic Development Agreements and to replace those agreements with this Agreement.

The Parties agree as follows:

1.    DEFINITIONS.

      The following terms have the meanings indicated below:

      1.1   "ADJUSTED FOR INFLATION": Defined in Section 5.5.

      1.2 "AFFILIATE": With respect to any Person, any Person controlling, controlled by or under common control with, whether by virtue of ownership or otherwise, such Person. Affiliates of each Party include: (i) any direct or indirect partner, member or shareholder of such Party, and (ii) any Person that would constitute an Affiliate of any Person described in the immediately foregoing sentence. For purpose of this definition, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" or "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.


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      1.3   "AVAILABLE ROOM": A sleeping room available on a daily basis to hotel guests for overnight rental.

      1.4   "BASE DEVELOPMENT FEES": Defined in Section 5.2.

      1.5 "CASH-ON-CASH RETURN ON EQUITY": For a given period, an amount equal to the product of one hundred (100) and a fraction, the numerator of which is the total cash earned by all owners of any equity interest in the relevant entity and the denominator of which is the total cash and non-cash capital contributions made to such entity to the date of calculation, stated as a percentage.

      1.6 "CONFIDENTIAL INFORMATION": All information that is or has been disclosed by Tall Pines, either orally or in writing, to Great Lakes in the performance of Tall Pines' duties and obligations under the Master Agreement or any Geographic Development Agreement, which relates io the Wisconsin Dells Lodge, including its operating systems, financial information, historical costs, historical revenues, historical expenses, or marketing programs.

      1.7 "DEFAULT RATE": A rate of interest equal to four (4) percentage points above the prime rate (as announced as of the first day on which the Default Rate is applicable by Citibank N.A., or its successor).

      1.8 "DESIGNEE": With respect to any Person, an Affiliate or permitted assignee of such Person, including any Person authorized by Great Lakes to develop, own, and/or operate a Development, whether pursuant to a license, franchise agreement, operating agreement, or other contract, agreement or arrangement.

      1.9 "DESIGNS": The plans, specifications, blueprints, drawings, appearance, layout, and developmental design of the Wisconsin Dells Lodge, inclusive of plans and specifications for associated Water Amenities.

      1.10 "DEVELOPMENT FEES": The Base Development Fees and Incentive Development Fees payable by Great Lakes to Tall Pines pursuant to Sections 5.2 and 5.3 of this Agreement, respectively.

      1.11 "DEVELOPMENT LOCATION": The site at which a Development is or is proposed to be located.

      1.12 "DEVELOPMENT": a Property that is developed by Great Lakes or its Designee.

      1.13 "DEVELOPMENT FEE PAYMENT PERIOD": A period commencing on the opening of a Development for business and, notwithstanding the Term of this Agreement, ending ten years thereafter, or such earlier date on which this Agreement is terminated because of a material, uncured breach by Tall Pines.

      1.14  "EFFECTIVE DATE": July 26, 2004.

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      1.15  "FISCAL YEAR": For each Development, the fiscal year used by Great
            Lakes or its Designee for such Development, as the same may be amended from time to time.

      1.16 "GROSS OPERATING PROFIT": For each Development, a sum equal to Revenues minus all expenses from operations (excluding depreciation, amortization, management fees, central reservation fees, real, and personal property taxes, leasehold rent paid, property insurance, replacement reserves, Development Fees and debt service) for a Fiscal Year. However, expenses that are directly related to revenues that are excluded from the definition of "Revenues" below (e.g., expenses directly related to food and beverage sales) will also be excluded from the calculation of Gross Operating Profit.

      1.17 "INFLATION INDEX": The United States City Average Price Index for All Urban Consumers for all Items (Base Year 1982-1984), as published by the United States Department of Labor, Bureau of Labor Statistics from time to time.

      1.18 "INTERNATIONAL DEVELOPMENT": Any Development located outside of the United States (including its territories and possessions) or Canada.

      1.19 "ON-SITE CONSULTING": Consulting services provided by all or any of the Tall Pines Principals, at or in close proximity to any Development Location.

      1.20  "PERSON": A natural person or an entity.

      1.21 "PROPERTY": A property that includes long-term or short term dwelling units and that incorporates Water Amenities, regardless of the legal or financial structure employed, including hotels, resorts, condominiums, apartments, community associations, time shares, partnerships, vacation clubs, or other fractional ownership or similar arrangements.

      1.22 "REVENUES": (i) The total United States dollar equivalent amount earned by Great Lakes or its Designee from guest room revenues, revenue from forfeitures of room deposits, games, water park rentals and usage fees, and retail sales at a Development or the Developments, as the context requires, but not including revenues from food or beverage sales, telephones, meeting room rentals, or non-game vending revenues. In computing Revenues, no costs incurred in operating Developments or (except as set forth in this section 1.22) in selling, advertising, promoting, or distributing any goods or services will be deducted from Revenues, nor will any deductions be made for uncollectible accounts, (ii) In the case of a Development which includes or consists of a condominium or fractional-interest condominium, Revenues will include the gross room revenue generated by all condominium units and fractional-interest units for which rental management agreements are entered into by Great Lakes or its Designee within 180 days of the original sales of such units, (iii) In the case of a Development which includes or consists of timeshare units, condominium units or fractional-interest condominium units for which rental management agreements are not entered into by Great Lakes or its Designee within 180 days of the original sales of such units

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            (collectively, the "Unmanaged Units"), Revenues will include the sales price for the Unmanaged Units sold by Great Lakes or its Designee (net of selling costs up to a maximum of thirty-five percent of the gross sales price), and gross room revenue generated by all timeshare units subject to timeshare rental management agreements with Great Lakes or its Designee. (iv) In the event Great Lakes, its Designee or a Great Lakes Affiliate, as the case may be, sells, transfers or assigns its right to manage a property, the consideration or value received shall be considered Revenue for purposes of this Agreement.

      1.23 "SANDUSKY DEVELOPMENT": The Great Wolf Lodge Development owned by an Affiliate of Great Lakes and located at 4600 Milan Road, Sandusky, Ohio.

      1.24 "SHEBOYGAN DEVELOPMENT": The Blue Harbor Resort(TM) Development owned by an Affiliate of Great Lakes and located at 725 Blue Harbor Drive, Sheboygan, Wisconsin.

      1.25 "TALL PINES PRINCIPALS": Andrew J. Waterman, John D. Waterman, Andrew W. Waterman, Ben C. Borcher, Judith A. Waterman, and Mary E. Waterman.

      1.26 "TERM": The period commencing on the Effective Date and ending on October 31, 2018.

      1.27  "TERRITORY": Worldwide.

      1.28 "TRAVERSE CITY DEVELOPMENT": The Great Wolf Lodge Development owned by an Affiliate of Great Lakes and located at 3575 North Highway
            31 South, Traverse City, Michigan.

      1.29 "VISIBLE COMMENCEMENT OF CONSTRUCTION": For a Development or a Property, the point in time at which, at a minimum, initial clearing, grading or other like processes shall have occurred on the site of the Development in accordance with plans and specifications submitted to and approved by the appropriate governmental authorities.

      1.30 "WATER AMENITIES": Large, water-based attractions commonly located in commercial water amusement parks, indoor or outdoor, including water slides, "lazy river" inner tube rides, and wave pools, but specifically excluding indoor and outdoor pools and related amenities (e.g. diving boards, water basketball equipment, water volleyball equipment, and personal flotation devices) commonly developed and operated by major hotel or motel chains, or the franchisees of same.

      1.31 "WILLIAMSBURG DEVELOPMENT": The Great Wolf Lodge Development owned by an Affiliate of Great Lakes and located at 559 East Rochambeau Drive, Williamsburg, Virginia.

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      1.32  "WISCONSIN DELLS LODGE": The hotel development with Water Amenities owned by an Affiliate of Great Lakes and located at 1400 Great Wolf Drive, Lake Delton, Wisconsin.

2.    GRANT OF LICENSE; RIGHTS OF THE PARTIES; DEVELOPMENTS.

      2.1 Tall Pines grants to Great Lakes an irrevocable, exclusive (except as otherwise set forth in Section 2.4 of this Agreement), perpetual, world-wide license to use the Confidential Information.

      2.2 The Parties agree that as between them, Great Lakes (a) except as otherwise may be set forth expressly herein, has the exclusive right to construct, establish, develop, open, own, operate and maintain Properties, anywhere in the world and (b) has exclusive rights to use the Confidential Information and Designs. Great Lakes may cause all or any of its rights under this Agreement to be assigned to, or its obligations under this Agreement to be performed by, its Designee or Designees, but the rights and obligations of Designees are subject to the terms of this Agreement.

      2.3 The Parties acknowledge and agree that in consideration for the payments and obligations described in the Master Agreement and this Agreement and for other good and valuable consideration. Great Lakes has acquired all intellectual property rights in or pertaining to the Designs, including copyright.

      2.4 Neither Tall Pines nor its principals, agents, affiliates, or assigns, shall use or make available to any third party the Designs or, during the Term, any Confidential Information, for any purpose, except that, during the Term, Tall Pines or the Tall Pines Principals may use Confidential Information (but not the Designs) as follows: (i) other than in connection with the development of a Property; (ii) in connection with a Property developed in accordance with Section 2.6 of this Agreement; (iii) in connection with the operation of a "Moose Jaw" brewpub and restaurant in Lake Delton, Wisconsin, and a "Timber Falls" miniature golf and outdoor thrill ride attraction in Wisconsin Dells, Wisconsin; and (iv) in connection with the design and manufacture of furniture. Nothing in this Agreement shall be construed to prohibit or limit the rights of the Tall Pines Principals to continue as investors in the Copacabana resort in Lake Delton, Wisconsin. The limitations on the use of Confidential Information applicable to Tall Pines and its principals, agents, affiliates and assigns that are set forth in this Section 2.4 shall not apply to Andrew W. Waterman from and after the day that is five (5) years after the Effective Date

      2.5 "RIGHTS AGAINST THIRD PARTIES": Great Lakes shall have full right and authority to take all appropriate measures at Great Lakes' expense to enforce, throughout the world, all ownership rights associated with the Confidential Information, on its own behalf and on behalf of Tall Pines. Upon written request from and at the sole cost and expense of Great Lakes, Tall Pines shall join in and reasonably

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            cooperate with respect to any such measures from time-to-time. Tall
            Pines shall have no right to approve the selection of Great Lakes' legal counsel or other advisors or consultants used in connection with such measures, nor of the measures employed or not employed, nor the manner in which employed. However, Tall Pines may, upon written request, receive copies of written communications and documents related to such measures. In the event Tall Pines becomes a party to any enforcement or declaratory judgment action related to measures undertaken by Great Lakes pursuant to this Section 2.5, Tall Pines may choose its own legal counsel and Great Lakes shall indemnify it for the reasonable fees and costs, including reasonable legal fees and expert witnesses it incurs in such action; provided, however, that in no event shall Great Lakes be required to indemnify Tall Pines for any fees or costs incurred in connection with the defense of a legal action arising out of the wrongful action of Tall Pines or any of the Tall Pines Principals.

      2.6 "LIMITED RIGHT OF TALL PINES TO DEVELOP PROPERTIES": If Tall Pines or the Tall Pines Principals wish to develop a Property, such Property must be at least 200 miles (unless otherwise waived by Great Lakes) from the nearest Development, and the right of Tall Pines or the Tall Pines Principals to develop the proposed Property will be subject to the right of first refusal of Great Lakes provided for in this Section. If Tall Pines wishes to develop a Property in accordance with this Section, it must first give written notice to Great Lakes (a "TP Property Notice"), setting forth the location of the proposed Property, the anticipated date on which the Property will open for business, and other pertinent information (including a description of the proposed Property). Great Lakes will have a right of first refusal to develop a Development at the location specified in the TP Property Notice, or at any other location within 200 miles of such location, which right must be exercised by Great Lakes by delivering written notice of such exercise (an "Exercise Notice") to Tall Pines within ninety
            (90) days following receipt of the TP Property Notice. If Great Lakes has not delivered an Exercise Notice within such ninety (90) day period, then Tall Pines (or the Tall Pines Principals) may commence development qf the proposed Property at the location specified in the TP Property Notice; provided, however, that the Designs shall not be used in connection with the development of such Property, nor shall Tall Pines, the Tall Pines Principals, nor such Property in any way infringe upon the intellectual or other property rights of Great Lakes including, the registered and unregistered trademark rights and copyrights associated with Great Lakes' Great Wolf Lodge(R) and Blue Harbor Resort (TM) resort brands. If Great Lakes does not commence Visible Commencement of Construction and continue progress in developing the proposed Property at the specified location within two (2) years following delivery of the TP Property Notice, then Tall Pines (or the Tall Pines Principals) may commence development of the proposed Property at the location specified in the TP Property Notice within four (4) years following delivery of the TP Property Notice. If Tall Pines (or the Tall Pines Principals) does not commence Visible Commencement of Construction of the proposed Property at the specified location within two (2) years following delivery of the TP Delivery Notice, or within four
            (4) years following such delivery in the event that Great Lakes fails to

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            commence Visible Commencement of Construction in the timeframe specified hereinabove, then the right of Tall Pines (or the Tall Pines Principals) to develop a Property at the proposed location will once again be subject to the right of first refusal of Great Lakes under this Section. The limitations on Tall Pines and its principals, agents, affiliates and assigns that are set forth this
            Section 2.6 shall not apply to Andrew W. Waterman from and after the day that is five (5) years after the Effective Date.

3.    RESPONSIBILITIES OF GREAT LAKES.

      3.1 Great Lakes or its Designee will be solely responsible for the designation, location, construction, establishment, development, opening, operation and maintenance of each Development, except as specifically noted below.

      3.2 Great Lakes will be solely responsible to do the following in connection with each of its Developments (whether directly or through contractual arrangements with others if and to the extent Great Lakes deems necessary or prudent):

            (a) Establish and execute a program to designate, locate, develop, open and operate the Development;

            (b) Identify and evaluate potential Development Locations for the Development, including performing all market studies and analyses in connection therewith;

            (c) Secure all contracts, government approvals, permits and other rights necessary to acquire rights to the Development Location for the establishment and operation of the Development;

            (d) Ensure compliance with all local, state and federal governmental rules, ordinances, statutes, regulations and other requirements for the establishment and operation of the Development, including zoning, title, survey, utility, geotechnical, environmental and other requirements;

            (e) Manage, maintain and operate the Development and coordinate its construction and design, including selecting and supervising contractors and managing the ordering and installation of furnishings, fixtures and equipment;

            (f) Develop projections for occupancy, rate, development cost, debt and operating expenses to develop financial projections and proformas for the Development;

            (g)  Negotiate and secure all financing for the Development;

            (h) Provide in-house and on-site construction management services for the Development;

            (i)  Develop and execute a marketing plan for the Development;

            (j)  Hire and train staff for the Development; and

            (k) Provide ongoing property management and asset management for the Development.


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4.    TALL PINES ASSISTANCE.

      4.1 RESPONSIBILITIES OF TALL PINES. To enable Great Lakes to enjoy the benefits of this Agreement and establish and open and operate the Developments, Tall Pines will, at the written request of Great Lakes, use its best efforts to do all of the following:

            (a) Assist Great Lakes in the physical planning and programming of each Development including layout, design, configuration, furnishing, and all other relevant factors;

            (b) Assist Great Lakes in developing operating, marketing and merchandising plans for each Development; and

            (c) Assist Great Lakes in developing operating proformas for each Development.

      4.2 ON-SITE CONSULTING. Tall Pines agrees, upon the written request of Great Lakes, to provide On-Site Consulting for subsequent Developments developed by Great Lakes, at a rate of one hundred dollars ($ 100.00) per hour, per person performing such On-Site Consulting, plus the payment or reimbursement of Tall Pines Principals' reasonable out-of-pocket expenses incurred in connection therewith for lodging, meals and travel (excluding first class air fare), payable within thirty (30) days after an invoice for such fees is issued by Tall Pines.

      4.3 CONTROL OF TALL PINES. Tall Pines represents and warrants that, as of me Effective Date, the Tall Pines Principals have absolute, unfettered discretion to manage the affairs of Tall Pines and that no other Person holds any approval or veto rights over any decision of Tall Pines.

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      4.4   LIMITATIONS. Great Lakes will have exclusive rights and
            responsibilities with respect to the designation, approval, construction, development, opening, operation, financing or marketing of the Developments other than as specifically set forth in this Section 4. Neither Tall Pines nor any Tall Pines Principal will be required to make any cash or cash equivalent investment or execute any personal guarantee, security agreement or similar collateral or performance agreement, in connection with any Development.

5.    STATEMENTS AND PAYMENTS.

      5.1 CONSULTING FEES. Great Lakes will pay to Tall Pines and/or the Tall Pines Principals, as requested by Great Lakes, consulting fees for consulting services requested by Great Lakes in writing, at the rate provided in Section 4.2.

      5.2 BASE DEVELOPMENT FEES. In consideration of, among other things, the matters enumerated in 2.1,2.2 and 2.3, Great Lakes agrees that for each Development developed by Great Lakes or its Designee, Great Lakes will pay to Tall Pines the following Base Development Fees:

            (a) The Base Development Fees for each of the Developments will be an amount equal to one percent (1 %) of annual Revenues of each Development, except as provided in Sections 5.2(b), (c) and (d). Unless otherwise agreed in writing, the Base Development Fees for each Development shall be paid for the duration of the applicable Development Fee Payment Period notwithstanding the expiration or termination of this Agreement, except in the case of termination by Great Lakes under Section 7.2 as a result of a material, uncured breach by Tall Pines.

            (b) In the case of any International Development in which Great Lakes and its Affiliates collectively own 25% or less of the common equity interests, the Base Development Fees for such International Development will be an amount equal to one-half of one percent (0.5%) of annual Revenues of that Development. Such Base Development Fees shall be paid for the term of the applicable Development Fee Payment Period, notwithstanding the expiration or termination of this Agreement, except in the case of termination by Great Lakes under Section 7.2 as a result of a material, uncured breach by Tall Pines.

            (c) The Base Development Fees for the Sandusky Development, the Traverse City Development, and the Williamsburg Development are specified in EXHIBIT C and payable during the term of the Development Fee Payment Period for each such Development notwithstanding the expiration or termination of this Agreement, except in the case of termination by Great lakes under Section 7.2 as a result of a material, uncured breach by Tall Pines.

            (d) No Base Development Fees or other Development Fees will be payable with respect to the Wisconsin Dells Lodge or the Sheboygan Development.

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            (e)   The Base Development Fees for each Development open for
            business prior to the Effective Date will be payable through the date specified for that Development on EXHIBIT B, except in the case of termination by Great Lakes under Section 7.2 as a result of a material, uncured breach by Tall Pines

            (f) In the case of any Development owned and operated by Great Lakes or one of its Affiliates or a Designee and open for business after the Effective Date, the Base Development Fees shall be payable during the Development Fee Payment Period applicable to such Development Development Fees shall be payable to Tall Pines notwithstanding any assignment, transfer, sale, merger or any corporate restructuring and shall be due and payable by Great Lakes to Tall Pines and shall, unless otherwise agreed in writing be due and payable notwithstanding any assumption of responsibility by a third party.

            (g) If Great Lakes enters into an agreement with a Designee that gives the Designee the right to terminate payments to Great Lakes or one of its Affiliates prior to the tenth anniversary of the commencement of such payments, and the Designee exercises its right to terminate such payments, then Great Lakes may request in writing that Tall Pines consent to the termination of the obligations to make payments of Development Fees for such Development. Tall Pines hereby expressly consents to the termination of Great Lakes and its Designee's obligations to make payments of Development Fees for the Niagara Falls Development upon the expiration or earlier termination of a certain License Agreement dated January 30, 2004, between Great Lakes, as licensor, and Jim Pattison Entertainment Ltd., as licensee, provided that one-third of any termination fee or similar payment or payments received by Great Lakes in connection with such termination shall be paid to Tall Pines.

            (h) The Base Development Fees for each, Development will be payable monthly, in arrears, within thirty (30) days after the end of each month.

      5.3 INCENTIVE DEVELOPMENT FEES. Incentive Development Fees will be payable with respect to the Sandusky Development, in accordance with EXHIBIT C.

      5.4 CURRENCY. All sums referred to in this Agreement will be payable in U.S. dollars. If payments are due on Revenues earned in any foreign country, Great Lakes will be responsible for converting the amounts into U.S. dollars, and Great Lakes will be responsible for all costs, if any, associated with such conversion.


      5.5 INFLATION ADJUSTMENTS. Whenever any provision of this Agreement requires that an amount be Adjusted for Inflation, such adjustment will be based on the Inflation Index. The amount of the adjustment will be determined by multiplying the amount to be adjusted by a fraction, the denominator of which is the Inflation Index for the month in which the Effective Date occurs and the numerator of which is the Inflation Index for the month immediately prior to the month for which the adjustment for inflation is to be made. If the Inflation Index is discontinued, then there will be substituted therefore a comparable index for use

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            in calculating changes in the cost of living or purchasing power of consumers published by any other governmental agency, major bank, financial institution, or university or by another recognized financial publication, with such adjustments as are reasonably necessary to produce substantially the same results as would have been obtained under the unavailable index.

      5.6 INTEREST. If any payment required to be made under this Agreement is not paid when due, Great Lakes will pay to Tall Pines interest on the delinquent payment at the Default Rate until such payment is made, in addition to any other remedy available to Tall Pines.

      5.7 STATEMENTS. On or before the thirtieth (30th) day after the end of each calendar quarter during the Term, regardless of whether any Revenues have been earned during the reporting period, Great Lakes will submit to Tall Pines a full and accurate statement showing the amount, by category, of Revenues for each of the Developments open for business during such quarter, including a break-out by Development, and such other information relevant to Development Fees as Tall Pines may reasonably require. All such quarterly statements will be certified as complete and accurate, to the best knowledge of Great Lakes' Chief Financial Officer.

      5.8 REPORTS. Annually, within one hundred twenty (120) days of the end of each Fiscal Year during the Term and within one hundred twenty
            (120) days after the end of the Fiscal Year immediately following the expiration or termination of this Agreement, Great Lakes will deliver to Tall Pines an annual statement covering the operation of the Developments for the period then ended, prepared in accordance with U. S. Generally Accepted Accounting Principles, consistently applied, and certified as accurate, to the best knowledge of Great Lakes' Chief Financial Officer.

      5.9 RECORDS. Great Lakes will keep accurate books of account and records in a form reasonably acceptable to Tall Pines covering transactions relating to each of its Developments. Tall Pines will have the right to examine or audit any or all such books of account and records and to make copies and extracts therefrom, all at Tall Pines' sole cost and expense. Great Lakes will provide Tall Pines with reasonable access to such books and records during normal business hours. Great Lakes will cause such books and records to be maintained for a period of at least two (2) years or such longer period as may be required by law, except that if a dispute arises between Great Lakes and Tall Pines prior to the expiration of any such two (2) year period relating to the content of such books and records or any payments for the time period reflected in such books and records, then Great Lakes will maintain such books and records until the dispute is resolved.

      5.10 DISCREPANCIES. If any audit conducted by or on behalf of Tall Pines concerning a Development owned and operated by Great Lakes discloses an underpayment to Tall Pines of any amount due and payable to Tall Pines under this Agreement, Tall Pines will give notice of the amount of such underpayment to Great Lakes,

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            and Great Lakes will either (a) promptly pay the amount of the underpayment, together with interest thereon at the Default Rate computed from the date the payment was originally due and, if the amount of such underpayment is five percent (5%) or more, together with the reasonable costs of the audit which disclosed the underpayment; or (b) promptly dispute the amount of or existence of any underpayment and/or the reasonableness of the costs of such audit, and promptly (i) pay to Tall Pines any undisputed amount of the underpayment, together with interest thereon at the Default Rate computed from the date the payment was originally due, and (ii) pay into escrow any disputed portion of the amount Tall Pines alleges was underpaid, together with interest thereon at the Default Rate computed from the date the payment was originally due, until such dispute is resolved.

      5.11 OPENING DATE. Great Lakes will notify Tall Pines of the opening of a Development for business, within ten (10) days after the opening.

6.    GOVERNMENT APPROVALS.

      Great Lakes or its Designee will make or obtain, at its expense, all necessary or appropriate government filings, approvals, applications, and/or registrations with respect to construction and operation of the Developments and will promptly furnish Tall Pines with copies of such documentation upon written request. Each Development will be constructed, established, opened, operated maintained and marketed in compliance with all applicable laws and regulations.

7.    TERMINATION; REMEDIES.

      7.1 TALL PINES' RIGHTS TO TERMINATE. Tall Pines will have the right to immediately terminate this Agreement and/or to pursue all remedies available at law or in equity if:

            (a) Great Lakes breaches its payment obligation under this Agreement, and such breach is not cured within sixty (60) days after receipt of written notice of the breach from Tall Pines; or

            (b) Great Lakes breaches one of its material obligations under this Agreement (other than its payment obligation), and such breach is not cured within ninety (90) days after receipt by Great Lakes of written notice of the breach from Tall Pines (or, if the breach reasonably requires more than ninety (90) days to cure, if Great Lakes does not commence action to cure the breach within ninety (90) days after receipt of the written notice of the breach or does not thereafter promptly and continuously work to remedy and cure the breach).

      7.2 GREAT LAKES' RIGHTS TO TERMINATE. Great Lakes will have the right to immediately terminate this Agreement and/or to pursue all remedies available at law or in equity if Tall Pines breaches one of its material obligations under this Agreement, and such breach is not cured within ninety (90) days after receipt by

            Tall Pines of written notice of the breach from Great Lakes (or, if the breach reasonably requires more than ninety (90) days to cure, if Tall Pines does not commence action to cure the breach within ninety (90) days after receipt of the written notice of the breach or does not thereafter promptly and continuously works to remedy and cure the breach).

      7.3 SALE OF DEVELOPMENT. If Great Lakes (or one of its Affiliates including Designees) sells, transfers, assigns or otherwise disposes of a controlling interest in a Development (whether by sale of stock or other equity interests in an Affiliate, sale of assets, or merger) (the "Sale"), the acquirer of such controlling interest in the Development (the "Acquirer") must expressly assume in writing the obligations of Great Lakes to pay Development Fees with respect to that Development through the Development Fee Payment Period which is or would otherwise be payable for that Development in accordance with the terms of this Agreement and provided further, Great Lakes shall not be released from monetary liability under this Agreement and shall continue to be obligated to Tall Pines as if the Sale never took place unless Tall Pines releases, in writing, Great Lakes from that obligation. It is the intent of the Parties that any successor, purchaser or assignee to Great Lakes' interests hereunder be obligated to continue the payments of Development Fees to Tall Pines. Tall Pines shall receive the Development Fees and Consulting Fees notwithstanding a Sale, merger, transfer, assignment or any other transaction which would effectively transfer Great Lakes' rights in whole or in part to a third party or separate entity.

      7.4 "CLOSURE": In the event Great Lakes closes a Development, the Development shall no longer be considered a "Development" for purposes of this Agreement, and Great Lakes may, subject to the provisions of this Agreement, make such other use or disposition of the land and all improvements thereon as Great Lakes shall see fit; provided, however, that in the event that the Development is closed in accordance with the provisions of this section and the land formerly constituting a part of the Development is used for any other profit seeking purpose by Great Lakes (but not by any lender taking title by foreclosure or deed in lieu of foreclosure or by any successor to such lender) within the period commencing on the date of closure and ending at the end of the Development Fee Payment Period, Great Lakes shall promptly pay to Tall Pines a termination fee in an amount equal to the present value of a cash flow stream commencing on the date of closure of such Development and ending at the end of the Development Fee Payment Period comprised of monthly payments equal in amount to the mean of the monthly Development fees for such Development paid during the final twelve(12) months of operation of the Development, discounted at an annual rate equal to two percentage points above the prime rate (as announced by Citibank, N.A. or its successor, on the date of closure of the Property).

      7.5 POST-EXPIRATION. Upon the expiration or earlier termination of this Agreement, Great Lakes will have complete discretion concerning the acquisition, development, design, operation, disposition and cessation of operation of each of its current Developments and any future Developments, anywhere in the world, without any restriction or payment obligations to Tall Pines; provided, however, that Great Lakes obligations (or the obligations of any third parties) to Tall Pines per this Agreement to pay Development Fees during the remaining Development Fee Period(s) applicable to such Development(s) open for business, prior to the expiration or termination of this Agreement shall continue.

8.    INDEMNIFICATION AND INSURANCE.

      8.1 INDEMNIFICATION BY GREAT LAKES. Great Lakes shall defend, indemnify and hold harmless Tall Pines and its officers, directors, agents, employees, successors, assigns and Tall Pines Principals from and against any and all claim, demands, causes of action, damages, costs, and expenses (including reasonable attorneys' fees) to the extent caused by the acts or omissions of, or failure to perform under this Agreement, by Great Lakes, its contractors or consultants or anyone directly or indirectly employed or controlled by any of them.

      8.2 INDEMNIFICATION BY TALL PINES. Tall Pines shall defend, indemnify and hold harmless Great Lakes and its officers, directors, agents, employees, successors - and assigns from and against any and all claims, demands, causes of action, damages, costs, and expenses (including reasonable attorneys' fees) to the extent caused by the failure of Tall Pines to perform under this Agreement.

      8.3 INSURANCE. Great Lakes shall maintain during the Term, at its sole expense, one or more policies of insurance with insurers with a Best's Key Rating of A or better, covering comprehensive general liability, property damage, product liability, personal injury liability, host liquor liability and such other insurance as shall be required by applicable laws or regulations with minimum limits of coverage deemed appropriate by Great Lakes in the exercise of its reasonable business judgment. Great Lakes shall provide Tall Pines with Certificates of Insurance evidencing the same covering each of Great Lakes' Developments within thirty (30) days of the opening of such Development.

9.    NOTICES.

      Whenever it is provided in this Agreement that any payment, notice, demand, request, consent, approval, declaration or other communication ("Notice") must or may be given or served or whenever any such communication is desired to be given with respect to this Agreement, each such Notice must be in writing and either must be delivered in person with receipt acknowledged or by a recognized next-day mail service with significant delivery operations in the localities of all required senders and recipients (and a copy must also be transmitted by facsimile), addressed as follows:

            If to Great Lakes:          The Great Lakes Companies, Inc.
                                        122 West Washington Ave., 10th Floor
                                        Madison, WI53703
                                        Attention: General Counsel
                                        Fax:(608) 251-6800

     With a copy to:                    King & Spalding, LLP
                                        191 Peachtree Street
                                        Atlanta, GA 30328
                                        Attention: William G. Roche
                                        Fax:(404)572-5146

     If to Tall Pines:                  Tall Pines Development Corporation
                                        411 Alcan Drive
                                        Baraboo, WI53913
                                        Attention: Andrew J. Waterman
                                        Fax:(608)254-7672

     With a copy to:                    Foley & Lardner LLP
                                        Box 1497
                                        Madison, WI 53701
                                        Attention: David Walsh, Esq.
                                        Fax: 608-258-4269

The obligation to give any Notice required under this Agreement may be waived in writing by the Party entitled to receive such Notice. The date the facsimile copy of such Notice is sent will not constitute the effective date of such Notice, but rather Notice under this Agreement will be deemed to have been duly given or served on the date on which personally delivered or delivered by such recognized next-day mail service, with receipt acknowledged, whichever date is earlier.

10.   MISCELLANEOUS.

      10.1 NO JOINT VENTURE. Nothing contained in this Agreement will be construed as creating a relationship of principal and agent, partnership, or joint venture. Great Lakes will have no power or right to obligate or bind Tall Pines in any manner whatsoever, and Tall Pines will have no power or right to obligate or bind Great Lakes in any manner whatsoever. The Parties agree not to contend to the contrary or to attempt to enforce any contrary intentions in any court. In addition, no Party will represent to third parties that it is an agent, partner or joint venturer of the other.

      10.2 ASSIGNMENT. This Agreement may not be assigned, transferred, licensed, mortgaged, or otherwise encumbered by either Party in any manner, by operation of law or otherwise, without the prior written approval of the other Party; provided, however, as follows: (i) this Agreement may be collaterally assigned to a lender by Great Lakes without consent provided notice and reasonable information on the terms that are provided to Tall Pines after written request; or (ii) this Agreement may be assigned to any Affiliate of Great Lakes without the consent of Tall Pines (but Great Lakes will provide notice and reasonable information on the terms to Tall Pines of any such assignment after written request); or (iii) this Agreement maybe assigned by Great Lakes in connection with any sale or transfer of all or substantially all of its assets, whether by merger or sale of assets or otherwise (including a sale), in which case Great Lakes shall give Tall Pines timely notice of its intent to assign this Agreement and reasonable evidence the assignee has assumed the responsibilities and is capable of complying with the said responsibilities of this Agreement; or (iv) this Agreement may be assigned by either Tall Pines or its principals (as their interests appear) to a family member of the principals including by sale or to a trust for the benefit of a family member and may be assigned as collateral by the Tall Pines Principals and family members. Any attempt by a Party otherwise to assign or transfer any part or all of this Agreement without the other Party's prior written approval will be void ab initio and will constitute a material breach of this Agreement.

      10.3 MERGER AND INTEGRATION. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, representations, or understandings, including the Master Agreement and the Geographic Development Agreements entered into under the Master Agreement. The Master Agreement and the Geographic Development Agreements are hereby terminated, and each of such agreements shall have no further force or effect.

      10.4 AMENDMENT. This Agreement may not be modified except in writing signed by the Parties.

      10.5 CHOICE OF LAW. This Agreement will be governed by and interpreted in accordance with the laws of the State of Wisconsin. If any dispute arises out of or in connection with this Agreement, the Parties consent to jurisdiction and venue in the United States District Court for the Western District of Wisconsin or Dane County Circuit Courts. The Parties each consent to jurisdiction of such court. The prevailing Party in any litigation between the Parties will be entitled to recover reasonable litigations costs and attorneys' fees from the nonprevailing Party.

      10.6 HEADINGS. Headings and other captions contained in this Agreement are for reference purposes only and do not interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

      10.7  [Reserved..]

      10.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

      10.9 SURVIVAL. (a) The provisions of the following Sections will expressly survive the expiration of the Term of this Agreement: 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 5.8 (for a period of one year only), 5.9,
            5.10, 8.1, 8.2, 10.5, 10.12, 10.14, 10.16, 10.17, 10.18, and 10.19.

                        (b) The provisions of the following Sections will
            expressly survive the termination of this Agreement by Tall Pines because of a material, uncured default by Great Lakes: 2.1, 2.2, 2.3, 2.5, 5.1, 5.2, 5.3, 5.6, 5.7 (for a period expiring one year after the last payment is due to Tall Pines hereunder (the "SURVIVAL DATE")), 5.8 (for a period expiring on the Survival Date), 5.9, 5.10, 7.3, 8.1, 8.2, 10.5, 10.12, 10.14, 10.16, 10.17, 10.18 and
            10.19.

                        (c) The provisions of the following Sections will
            expressly survive the termination of this Agreement by Great Lakes because of a material, uncured default by Tall Pines: 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 5.9, 5.10, 8.1, 8.2, 10.5, 10.12, 10.14, 10.16,
            10.17, 10.18 and 10.19.

      10.10 FORCE MAJEURE. No party will be deemed to be in default of any of its obligations under this Agreement to the extent that the performance thereof is delayed or rendered impossible by acts of God, war, civil commotion, governmental action, fire, storm, flood, explosion, strikes, walkouts, other industrial disturbances, inability to obtain raw materials from usual sources or any other cause, whether of the same or different nature, which is beyond its reasonable control.

      10.11 INTERPRETATION. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid illegal or unenforceable provision or portion of any provision had never been contained in this Agreement. The "term including" means, "including, without limitation" whenever used in this Agreement. All Section references are to sections in this Agreement, unless otherwise specified.

      10.12 BINDING EFFECT. This Agreement will bind the Parties and their respective parents, subsidiaries, affiliates, heirs, successors and assigns.

      10.13 NO WAIVER. The failure of either Party to exercise any right, power or remedy provided under this Agreement or otherwise available at law or in equity, or to insist upon compliance by the other Party with its obligations under this Agreement, and any custom or practice of the Parties at variance with the terms of this Agreement, will not constitute a waiver by such party of its rights to exercise any such or other right, power or remedy or to demand such compliance. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits thereof.

      10.14 BENEFIT. This Agreement is not intended to be for the benefit of, and will not be enforceable by, any person who or which is not a party to this Agreement.

      10.15 FURTHER ASSURANCES. Each Party will attend meetings, execute further documents and agreements and do all other things reasonably required to carry out the terms and conditions of this Agreement in accordance with its true intent.

      10.16 REPRESENTATIONS. Each Party represents and warrants to the other Party that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation indicated in the description of the parties appearing at the beginning of this Agreement; (b) this Agreement has been duly authorized by all necessary corporate action, and has been duly executed, attested and delivered by authorized signatories of that party; and (c) it has all necessary corporate power and capacity to enter into this Agreement and to perform its obligations under this Agreement.

      10.17 FEES AND EXPENSES. In the event of disputes between the parties and/or their respective assigns, including a Purchaser, Affiliate or Designee, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses including expert fees incurred in enforcing the terms and provisions of this Agreement and the non-prevailing party shall pay said fees, costs and expenses within five (5) business days of there being a final decision or non-appealable judgment of such disputes.

      10.18 CONFIDENTIALITY.

            (a) Tall Pines will not use or disclose any of the confidential information of Great Lakes disclosed in connection with this Agreement (including results of operations of any of the Developments and plans with respect to future Developments) without the prior express written consent of Great Lakes; provided, however, that Tall Pines may disclose the confidential information of Great Lakes, as may be reasonably necessary, to the legal and financial advisors to Tall Pines or any of the Tall Pines Principals, and to lenders and prospective lenders to Tall Pines or any of the Tall Pines Principals, if such parties are informed of and agree to be bound by the obligations of confidentiality set forth in this Section.

            (b) The obligations of confidentiality hereunder shall survive the termination or expiration of this Agreement.

      10.19 NO KNOWLEDGE OF DEFAULT. Each party represents to the other that it has no knowledge of (a) any default by either party under the Master Agreement nor any of the Geographic Development Agreements; (b) any fact or circumstance that would have been reasonably likely to result in a default under the Master Agreement or any of the Geographic Development Agreements (in the absence of this Agreement); or (c) any fact or circumstance that would constitute a default under this Agreement or that is reasonably likely to result in a default under this Agreement.

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the 25th day of July, 2004.

                                        TALL PINES DEVELOPMENT
                                        CORPORATION

                                        By: /s/ Andrew W. Waterman
                                           ---------------------------
                                        Name:
                                        Title:

                                        /s/ Andrew J. Waterman
                                        ------------------------------
                                        ANDREW J. WATERMAN

                                        /s/ John D. Waterman
                                        ------------------------------
                                        JOHN D. WATERMAN

                                        /s/ Judith A. Waterman
                                        ------------------------------
                                        JUDITH A. WATERMAN

                                        /s/ Mary E. Waterman
                                        ------------------------------
                                        MARY E. WATERMAN

                                        /s/ Andrew W. Waterman
                                        ------------------------------
                                        ANDREW W. WATERMAN

                                        /s/ Ben Borcher
                                        ------------------------------
                                        BEN BORCHER

                                        THE GREAT LAKES COMPANIES, INC.

                                        BY: /s/ Bruce D. Neviaser
                                           --------------------------
                                        Name: BRUCE D. NEVIASER
                                        Title: CHAIRMAN

                                    EXHIBIT A

                       GEOGRAPHIC DEVELOPMENT AGREEMENTS

1.    GEOGRAPHIC DEVELOPMENT AGREEMENT (SANDUSKY DEVELOPMENT) DATED OCTOBER 5,
      1998.

2. GEOGRAPHIC DEVELOPMENT AGREEMENT (TRAVERSE CITY DEVELOPMENT) DATED MARCH 1, 2002.

3.    GEOGRAPHIC DEVELOPMENT AGREEMENT (KANSAS CITY DEVELOPMENT) DATED MAY 23,
      2002.

                                    EXHIBIT B

                               DATE ON WHICH DEVELOPMENT FEES ARE NO
DEVELOPMENT                    LONGER PAYABLE
----------------------------------------------------------------------
WISCONSIN DELLS, WI            N/A (NO DEVELOPMENT FEES PAYABLE)
----------------------------------------------------------------------
SANDUSKY, OHIO                 MARCH 1, 2011
----------------------------------------------------------------------
TRAVERSE CITY, MICHIGAN        APRIL 1, 2013
----------------------------------------------------------------------
KANSAS CITY, KANSAS            JUNE 1, 2013
----------------------------------------------------------------------
SHEBOYGAN, WISCONSIN           N/A (NO DEVELOPMENT FEES PAYABLE)
----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

                                    EXHIBIT C
                    BASE DEVELOPMENT FEES AND INCENTIVE FEES

1.    Base Development Fees - Sandusky, Traverse City and Williamsburg.

      The Base Development Fees for the Sandusky Development and the Traverse City Development will be two percent (2%), and the Base Development Fees for the Williamsburg Development will be one and three quarters percent (1.75%).

2.    Incentive Development Fees - Sandusky.

      Incentive Development Fees will be payable with respect to the Sandusky Development, consisting of the Tier-One Incentive Development Fee and the Tier-Two Incentive Development Fee.

      The Tier-One Incentive Development Fee will be an amount equal to one-percent (1%) of, Revenues earned from the Sandusky Development, over and above the Base Development Fees for the Sandusky Development, due and payable for a Fiscal Year when:

            (a) Revenues per Available Room for the Sandusky Development exceed *** dollars ($***) per day for such Fiscal Year, Adjusted for Inflation,

            (b) Gross Operating Profit for the Sandusky Development exceeds *** percent (***%) for such fiscal Year; and

            (c) The Sandusky Development earns a minimum Cash-on-Cash Return on Equity of *** percent (***%) for such Fiscal Year. If only item (c) above is achieved for a Fiscal Year with respect to the Sandusky Development, Tall Pines will be entitled to payment of one-half (1/2) of the Tier-One Incentive Development Fee for such Fiscal Year.

            The Tier-Two Incentive Development Fee will be an amount equal to one percent (1%) of Revenues earned from the Sandusky Development over and above the Base Development Fees and Tier-One Incentive Development Fees for the Sandusky Development, due and payable for a Fiscal Year when:

            (d) Revenues per Available Room for the Sandusky Development exceeds *** dollars ($***) per day for such Fiscal Year, Adjusted for Inflation;

            (e) Gross Operating Profit for the Sandusky Development exceeds *** percent (***%) for such Fiscal Year; and

            (f) The Sandusky Development earns a minimum Cash-on-Cash Return on Equity of *** percent (***%) for such Fiscal Year.

*** - Confidential treatment requested - omitted and filed separately with the Commission.

            The Incentive Development Fees will be payable annually, in arrears, within forty-five (45) days following the end of each Fiscal Year for the Sandusky Development. The Incentive Development Fees will be payable through the date specified on EXHIBIT B for the Sandusky Development.